Exhibit 10.5

AMENDMENT TO EMPLOYMENT AGREEMENT

This is Amendment No. 1, dated November 10, 2006,  to the Employment Agreement dated as of July 11,  2005 (the “Employment Agreement”), between  Georgianne K. Brown (“Employee”) and BabyUniverse, Inc. (“Employer”).

          For good and valuable consideration , the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Paragraph 1 of Section A of Article IV of the Employment Agreement is hereby amended to read in its entirety as follows:

Base Salary. Commencing as of October 1, 2006, Employee shall be paid the sum of One Hundred Forty Thousand Dollars ($140,000.00) on an annualized basis (the “Base Salary”), which amount shall be paid in accordance with Employer’s customary payroll practices and shall be subject to adjustment from time to time, as determined by the Compensation Committee of the Board of Directors of Employer.

2.	A new Paragraph 5 of Section A of Article IV of the Employment Agreement is hereby added:

Effective October 1, 2006, Employee shall be entitled to receive $750 per month as an automobile allowance, subject to adjustment by the Compensation Committee of Employer’s Board of Directors, for as long as she continues to commute from her current residence to Employer’s Jupiter, Florida offices.

3.	Except as modified herein, all other provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

BABYUNIVERSE, INC.

By:	/s/ John C. Textor

Name:	John C. Textor
Title:	Chief Executive Officer

/s/ Georgianne K. Brown

Georgianne K. Brown